MECHEL REPORTS THE 1H 2012 FINANCIAL RESULTS

Revenue amounted to $6.0 billion
Consolidated adjusted EBITDA amounted to $849 million
Net loss attributable to shareholders of Mechel OAO amounted to $605 million

Moscow, Russia – October 2, 2012 – Mechel OAO (NYSE: MTL), a leading Russian mining and steel group, today announced financial results for the 1H 2012.

Mechel OAO’s Chief Executive Officer Yevgeny Mikhel commented on the 1H 2012 financial results:
“The first half of 2012 witnessed a series of milestone events for the Group – we completed a large-scale debt restructuring process and set off to execute on the company’s new strategy of divesting non-strategic assets, improving operating cash flow and reducing debt.
“The key markets for the products exported by Mechel’s mining and steel divisions gradually deteriorated in the first half of 2012. Even though the Group’s divisions operated quite stably in terms of production and distribution, the Group’s financial results were strongly affected, inter alia, by non-recurrent accounting write-offs, resulting from declining market environment, as well as foreign exchange loss. However, the company took measures to improve its operational and financial performance by way of cutting production costs and accessing new sales markets, thus achieving positive cash flow in the reporting period.”

Consolidated Results For The 1H 2012

US$ thousand	1H 2012 (1)	1H 2011 (1)	Change Y-on-Y

Revenue from external customers	6,035,955	6,406,944	-5.8%

Intersegment sales	877,427	1,092,366	-19.7%

Operating (loss) / income	(156,580)	924,685	-116.9%

Operating margin	-2.59%	14.43%	-

Net (loss) / income attributable to shareholders of Mechel OAO	(605,004)	501,022	-220.8%

Adjusted net income (1) (2)	40,982	501,022	-91.8%

Adjusted EBITDA (1) (3)	848,848	1,179,174	-28.0%

Adjusted EBITDA, margin (1)	14.06%	18.40%	-

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

US$ thousand	2Q 2012 (1)	1Q 2012 (1)	Change Q-on-Q

Revenue from external customers	3,085,908	2,950,047	4.6%

Intersegment sales	408,864	468,563	-12.7%

Operating (loss) / income	(470,607)	314,027	-249.9%

Operating margin	-15.25%	10.64%	-

Net (loss) / income attributable to shareholders of Mechel OAO	(823,023)	218,019	-477.5%

Adjusted net (loss) / income (1) (2)	(177,037)	218,019	-181.2%

Adjusted EBITDA (1) (3)	385,446	463,402	-16.8%

Adjusted EBITDA, margin (1)	12.49%	15.71%	-

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

The net revenue in 2Q 2012 increased by 4.6% and amounted to $3.1 billion compared to $3.0 billion in 1Q 2012. The operating loss amounted to $471 million or -15.25% of the net revenue, compared to the operating income of $314 million or 10.64% of the net revenue in 1Q 2012.

In 2Q 2012, Mechel’s consolidated financial result attributable to shareholders of Mechel OAO, decreased by 477.5% to net loss of $823.0 million compared to the net income of $218.0 million in 1Q 2012. If to eliminate the effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects) the adjusted net loss amounts to $177.0 million in 2Q 2012.

The consolidated adjusted EBITDA in 2Q 2012 decreased by 16.8% to $385.4 million, compared to $463.4 million in 1Q 2012. Depreciation, depletion and amortization in 2Q 2012 for the Company were $157.2 million, an increase of 0.9% compared to $155.8 million in 1Q 2012.

Mining Segment Results For The 1H 2012

US$ thousand	1H 2012 (1)	1H 2011 (1)	Change Y-on-Y

Revenue from external customers	1,813,921	1,931,936	-6.1%

Intersegment sales	432,684	537,452	-19.5%

Operating income	468,138	766,511	-38.9%

Net income attributable to shareholders of Mechel OAO	211,480	616,620	-65.7%

Adjusted net income (1) (2)	232,186	616,620	-62.3%

Adjusted EBITDA(1) (3)	660,021	919,155	-28.2%

Adjusted EBITDA, margin (4)	29.38%	37.22%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

US$ thousand	2Q 2012 (1)	1Q 2012 (1)	Change Q-on-Q

Revenue from external customers	881,180	932,741	-5.5%

Intersegment sales	207,085	225,599	-8.2%

Operating income	192,570	275,568	-30.1%

Net (loss) / income attributable to shareholders of Mechel OAO	(30,024)	241,504	-112.4%

Adjusted net (loss) / income (1) (2)	(9,318)	241,504	-103.9%

Adjusted EBITDA(1) (3)	301,906	358,116	-15.7%

Adjusted EBITDA, margin (4)	27.74%	30.92%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales

Mining Segment Output and Sales For The 1H 2012

Production:

	1H 2012,	1H 2011,	1H 2012 vs.
Product name	thousand tonnes	thousand tonnes	1H 2011, %
Coal (run-of-mine)	13,380	12,533	7%

Product Sales:

	1H 2012,	1H 2011,	1H 2012 vs.
Product name	thousand tonnes	thousand tonnes	1H 2011, %
Coking coal concentrate	6,238	5,993	4%

Including coking coal concentrate supplied to Mechel enterprises	1,297	1,564	-17%

PCI	1,074	710	51%

Anthracites	1,350	1,068	26%

Including anthracites supplied to Mechel enterprises	189	161	17%

Steam coal	2,896	3,418	-15%

Including steam coal supplied to Mechel enterprises	718	865	-17%

Iron ore concentrate	2,073	2,209	-6%

Including iron ore concentrate supplied to Mechel enterprises	158	931	-83%

Coke	1,853	1,686	10%

Including coke supplied to Mechel enterprises	1,339	1,119	20%

Mining segment’s revenue from external customers in 2Q 2012 totaled $881.2 million or 29% of the consolidated net revenue, a decrease of 5.5% over net segment’s revenue from external customers of $932.7 million, or 32% of the consolidated net revenue in 1Q 2012.

The operating income in the mining segment in 2Q 2012 decreased by 30.1% to $192.6 million, or 17.7% of total segment’s revenue, compared to the operating income of $275.6 million, or 23.8% of total segment revenue for the 1Q 2012. The adjusted EBITDA in the mining segment in 2Q 2012 decreased by 15.7% and amounted to $301.9 million compared to segment’s adjusted EBITDA of $358.1 million in 1Q 2012. The adjusted EBITDA margin for the mining segment in 2Q 2012 was 27.7% compared to 30.9% in 1Q 2012. Depreciation, depletion and amortization in the mining segment amounted to $84.9 million which is 4.0% higher than $81.6 million in 1Q 2012.

Mechel Mining Management Company OOO’s Chief Executive Officer Boris Nikishichev commented on the mining segment’s results: “On the back of substantially reduced demand and lower prices for all of our products, we have taken strong action to restore production capabilities, increase export sales and diversify our client base in order to prevent a rapid decline in revenue in the mining division. Increased exports of coking coal, PCI and anthracite to Asia coupled with redirection of iron ore concentrate shipments from Russia to China, allowed us to substantially mitigate the reduced pricing effect, thus justifying the company’s long-term strategy with a strong focus on met coals and more deliveries made to the Asia-Pacific region.
In spite of the volatile environment, we continued to allocate appropriate resources to develop our Elga project. A three-million tonne p.a. seasonal coal washing plant was recently launched with commercial scale coal production and processing scheduled to commence at Elga next year.
Certain progress was made to restore and expand our mining capabilities at Southern Kuzbass: Sibirginsk mine resumed its operation in April, the works on vertical shaft sinking were finished at Sibirginsk mine in May as part of stage 2 expansion, Olzherasskaya-New mine resumed its operations in early September. The second longwall is expected to be operational at Lenin mine in late October. Taking into account the profitability of coal production even at current lower prices, the development of our existing and prospective mining assets will help us to mitigate the negative impact of the economic recession and maximize a positive effect once the market environment improves.”

Steel Segment Results For The 1H 2012

US$ thousand	1H 2012 (1)	1H 2011 (1)	Change Y-on-Y

Revenue from external customers	3,546,794	3,817,400	-7.1%

Intersegment sales	145,527	163,797	-11.2%

Operating (loss) / income	(460,363)	162,371	-383.5%

Net loss attributable to shareholders of Mechel OAO	(640,841)	(56,254)	1,039.2%

Adjusted net loss (1) (2)	(152,452)	(56,254)	171.0%

Adjusted EBITDA (1) (3)	139,841	215,215	-35.0%

Adjusted EBITDA, margin (4)	3.79%	5.41%	-

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

US$ thousand	2Q 2012 (1)	1Q 2012 (1)	Change Q-on-Q

Revenue from external customers	1,897,661	1,649,133	15.1%

Intersegment sales	66,538	78,989	-15.8%

Operating (loss) / income	(471,029)	10,666	-4,516.3%

Net loss attributable to shareholders of Mechel OAO	(625,277)	(15,564)	3,917.5%

Adjusted net loss (1) (2)	(136,888)	(15,564)	-779.5%

Adjusted EBITDA (1) (3)	91,251	48,589	87.8%

Adjusted EBITDA, margin (4)	4.65%	2.81%	-

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Steel Segment Output and Sales For The 1H 2012

Production:

	1H 2012,	1H 2011,	1H 2012 vs.
Product name	thousand tonnes	thousand tonnes	1H 2011, %
Pig iron	2,015	1,837	10%

Steel	3,392	3,009	13%

Product Sales:

	1H 2012,	1H 2011,	1H 2012 vs.
Product name	thousand tonnes	thousand tonnes	1H 2011, %
Flat products	391	349	12%

Including those produced by third parties	237	213	11%

Long products	1,978	1,897	4%

Including those produced by third parties	403	379	6%

Billets	1,224	1,411	-13%

Including those produced by third parties	611	1,041	-41%

Hardware and welded mesh	463	463	0%

Including those produced by third parties	25	23	9%

Forgings	28	30	-7%

Stampings	56	58	-3%

Mechel’s steel segment’s revenue from external customers in 2Q 2012 amounted to $1.9 billion, or 61% of the consolidated net revenue, an increase of 15.1% over the net segment’s revenue from external customers of $1.6 billion, or 56% of consolidated net revenue, in 1Q 2012.

In 2Q 2012, the steel segment’s operating loss totaled $471.0 million, or -24.0% of total segment’s revenue, versus the operating income of $10.7 million, or 0.6% of total segment’s revenue, in 1Q 2012. The adjusted EBITDA in the steel segment in 2Q 2012 increased by 87.8% and amounted to $91.2 million, compared to the adjusted EBITDA of $48.6 million in 1Q 2012. The adjusted EBITDA margin of the steel segment was 4.65% in 2Q 2012, versus the adjusted EBITDA margin of 2.81% in 1Q 2012. Depreciation and amortization in steel segment reduced by 5.7% from $43.7 million in 1Q 2012 to $41.2 million in 2Q 2012.

Mechel-Steel Management Company OOO’s Chief Executive Officer Vladimir Tytsky commented on the steel segment’s results: “In spite of the global economy still remaining weak, we managed to further improve our performance in the second quarter. Sales measured by volume increased by nearly 18% quarter-on-quarter contributing to a 15% growth in the segment’s revenue. Sales grew as driven by both increased saleable volumes and a 130-thousand tonne reduction in inventory at Mechel Service Global. Given the positive effect from a circa 10% reduction in production costs for the key products on the back of relatively flat market prices, adjusted EBITDA increased virtually twofold quarter-on-quarter. Net of the negative accounting write-offs, including the foreign exchange loss, the Q2 net income is also well above the same result of Q1.”

Ferroalloys Segment Results For The 1H 2012

			Change
US$ thousand	1H 2012 (1)	1H 2011 (1)	Y-on-Y

Revenue from external customers	257,107	255,653	0.6%

Intersegment sales	49,955	123,365	-59.5%

Operating (loss) / income	(169,067)	10,774	-1,669.2%

Net loss attributable to shareholders of Mechel OAO	(163,094)	(22,746)	617.0%

Adjusted net loss (1) (2)	(80,097)	(22,746)	-252.1%

Adjusted EBITDA (1) (3)	(14,878)	54,323	-127.4%

Adjusted EBITDA, margin (4)	-4.85%	14.33%	-

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

			Change
US$ thousand	2Q 2012 (1)	1Q 2012 (1)	Q-on-Q

Revenue from external customers	132,376	124,730	6.1%

Intersegment sales	22,141	27,814	-20.4%

Operating loss	(135,297)	(33,770)	300.6%

Net loss attributable to shareholders of Mechel OAO	(107,055)	(56,040)	91.0%

Adjusted net loss (1) (2)	(24,057)	(56,040)	-57.1%

Adjusted EBITDA (1) (2)	(7,381)	(7,498)	-1.6%

Adjusted EBITDA, margin (3)	-4.78%	-4.92%	—

(1)	See Attachment A.

(2)	Adjusted net loss is net loss adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income .

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Product Sales:

	1H 2012,	1H 2011,	1H 2012 vs.
Product name	thousand tonnes	thousand tonnes	1H 2011, %
Nickel	8	8.4	-5%

Including nickel supplied to Mechel enterprises	1	3	-67%

Ferrosilicon	35	45.9	-24%

Including ferrosilicon supplied to Mechel enterprises	15	14.2	6%

Chrome	40	26.1	53%

Including chrome supplied to Mechel enterprises	4	7.9	-49%

Ferroalloys segment’s revenue from external customers in 2Q2012 amounted to $132.4 million, or 4% of the consolidated net revenue, an increase of 6.1% compared with the segment’s revenue from external customers of $124.7 million or 4% of the consolidated net revenue, in 1Q2012.

In 2Q2012, the operating loss in the ferroalloys segment rose by 300.6% and totaled $135.3 million, or -87.6% of total segment’s revenue, as compared to operating loss of $33.8 million, or -22.1% of total segment’s revenue, in 1Q2012. The adjusted EBITDA in the ferroalloys segment in 2Q2012 increased by 1.6% and amounted to negative $7.4 million, compared to segment’s adjusted negative EBITDA of $7.5 million in 1Q2012. The adjusted EBITDA margin of the ferroalloys segment comprised -4.8% in 2Q2012 compared to the adjusted EBITDA margin of

-4.9% in 1Q2012. Ferroalloys segment’s depreciation, depletion and amortization in 2Q2012 were $27.4 million, an increase of 3.4% over $26.5 million in 1Q2012.

Mechel-Ferroalloys Management OOO’s Chief Executive Officer Sergei Zhilyakov noted: “The segment demonstrated rather stable performance in the reporting period. In spite of the weaker market for nickel and ferrosilicon, we managed to keep our revenue flat quarter-on-quarter, primarily due to higher sales volumes of chrome ore concentrate and ferrochrome. EBITDA remained flat. At the same time net loss, net of non-recurrent accounting write-offs, decreased more than twofold quarter-on-quarter. Once the upgraded furnace is fully operational at the Bratsk Ferroalloy Plant, additional positive effect is further expected from higher ferrosilicon production and sales volumes.”

Power Segment Results for The 1H 2012

			Change
US$ thousand	1H 2012 (1)	1H 2011 (1)	Y-on-Y

Revenue from external customers	418,133	401,955	4.0%

Intersegment sales	249,261	267,752	-6.9%

Operating (loss) / income	(31,358)	33,359	-194.0%

Net (loss) / income attributable to shareholders of Mechel OAO	(48,619)	13,473	-460.9%

Adjusted net income (1) (2)	5,274	13,473	-60.9%

Adjusted EBITDA (1) (3)	27,794	40,552	-31.5%

Adjusted EBITDA, margin(4)	4.16%	6.06%	—

(1)	See Attachment A.

(2)	Adjusted net (loss) income is net (loss) income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income .

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

			Change
US$ thousand	2Q 2012 (1)	1Q 2012 (1)	Q-on-Q

Revenue from external customers	174,691	243,442	-28.2%

Intersegment sales	113,099	136,162	-16.9%

Operating (loss) / income	(56,237)	24,879	-326.0%

Net (loss) / income attributable to shareholders of Mechel OAO	(60,053)	11,435	-625.2%

Adjusted net (loss) / income (1) (2)	(6,160)	11,435	-153.9%

Adjusted EBITDA (1) (3)	287	27,510	-99.0%

Adjusted EBITDA, margin(4)	0.10%	7.25%	—

(1)	See Attachment A.

(2)	Adjusted net income is net income adjusted for effects of impairment of long-lived assets and goodwill and provision for amounts due from related parties (including income tax and amounts attributable to noncontrolling interests effects)

(3)	Adjusted EBITDA is EBITDA adjusted for effects of remeasurement of contingent liabilities at fair value, forex gain/(loss), net result on the disposal of non-current assets, impairment of long-lived assets and goodwill, provision for the loan given to related parties, amounts attributable to noncontrolling interests and interest income.

(4)	Adjusted EBITDA margin is calculated as a percentage of consolidated revenues of the segment, including intersegment sales.

Power Segment Output and Sales For The 1H 2012

			1Q 2012 vs. 1Q 2011,
Product name	1Q 2012	1Q 2011%
Electric power generation (ths. kWh)	2,252,048	2,117,425	6%

Heat power generation (Gcal)	4,398,183	3,940,848	12%

Mechel’s power segment’s revenue from external customers in 2Q 2012 comprised $174.7 million, or 6% of consolidated net revenue, a decrease of 28.2% compared with the segment’s revenue from external customers of $243.4 million or 8% of consolidated net revenue in 1Q2012.

The operating loss in the power segment in 2Q2012 amounted to $56.2 million, or -19.5% of the total segment’s revenue in the same period compared to the operating income of $24.9 million, or 6.6% of the total segment’s revenue, in 1Q2012. The adjusted EBITDA in the power segment in 2Q2012 decreased by 99.0% totaling $0.3 million, compared to the adjusted EBITDA of $27.5 million in 1Q2012. The adjusted EBITDA margin for the power segment in 2Q2012 amounted to 0.1% compared to 7.3% in 1Q2012. Depreciation and amortization in power segment in 2Q2012 decreased by 12.2% comparing with the 1Q2012 from $4.1 million to $3.6 million.

Mechel-Energo OOO’s Chief Executive Officer Yuri Yampolsky noted: “Quite expectedly, the 2Q 2012 results appeared to be slightly weaker quarter-on-quarter due to the seasonal decline in demand. What is worth mentioning, however, is that in spite of the low demand, the segment’s operational performance is currently better than the relevant targets. Also, periods of low capacity utilization are traditionally used to complete repair and maintenance arrangements and get ready for the heating season in autumn and winter.”

Recent Highlights

•	In August 2012, Mechel announced a dividend payment (including taxes) of 7,694,945,433.30 rubles (approximately US $241.2 million), based on the Company’s results for the 2011 fiscal year.

•	In September 2012, Mechel announced the signing of a cooperation agreement for supplying OJSC “RAO Energy Systems of East” with coal from Elga Coal Complex. The agreement sets forth the key principles of the two sides’ long-term cooperation regarding the use of coal from the Elga deposit. Once probes of Elga’s coals are delivered to OJSC “RAO Energy Systems of East” subsidiary JSC “DTE” and in case test burning yields positive results, Mechel Mining may gradually increase supplies of the Elga deposit’s coals up to a total of 60 million tonnes over 15 years.

•	In September 2012, Mechel announced that coal mining at Southern Kuzbass Coal Company OAO’s New-Olzherassk Underground has been resumed.

•	In September 2012, Mechel reported decisions made by the Board of Directors. Based on the results of an analysis of Mechel OAO’s assets presented by the management, the Board of Directors unanimously approved divestment of the following assets as not consistent with the new development strategy: enterprises that make up Mechel’s Eastern European Steel Division S.R.L., Donetsk Electrometallurgical Plant PJSC (Ukraine), Invicta Merchant Bar Ltd. (UK), UAB “Mechel Nemunas” (Lithuania), Mechel Service Global B.V. (except Mechel Service OOO (Russia)), Voskhod-Chrome LLP (Kazakhstan), Voskhod-Oriel LLP (Kazakhstan), Tikhvin Ferroalloy Plant OOO (Russia), Southern Urals Nickel Plant OAO (Russia), Kuzbass Power Sales Company OAO (Russia), Toplofikatsia Rousse EAD (Bulgaria). In order to speed up implementation of the mining division’s priority project — development of the Elga coal deposit — the Board of Directors also recommended evaluating the possibility of a potential divestment of a minority stake in Mechel Mining OAO to a strategic partner (but such stake not to exceed 25%).

•	In October 2012, Mechel announced the commissioning of a seasonal washing plant and production of the first volumes of concentrate of coking coal mined at the Elga deposit.

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Financial Position

Capital expenditure on property, plant and equipment and acquisition of mineral licenses for the 1H 2012 amounted to $577.7 million, of which $335.6 million was invested in the mining segment, $208.3 million was invested in the steel segment, $28.0 million was invested in the ferroalloy segment and $5.8 million was invested in the power segment.

As of June 30, 2012, total debt was at $8.8 billion. Cash and cash equivalents amounted to $150.7 million and net debt amounted to $8.7 billion (net debt is defined as total debt outstanding less cash and cash equivalents) at end of 2Q 2012.

The management of Mechel will host a conference call today at 10:00 a.m. New York time (3:00 p.m. London time, 6:00 p.m. Moscow time) to review Mechel’s financial results and comment on current operations. The call may be accessed via the Internet at http://www.mechel.com, under the Investor Relations section.

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Mechel OAO
Vladislav Zlenko
Director of Investor Relations
Mechel OAO
Phone: 7-495-221-88-88
Fax: 7-495-221-88-00
vladislav.zlenko@mechel.com

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Mechel is one of the leading Russian companies. Its business includes four segments: mining, steel, ferroalloy and power. Mechel unites producers of coal, iron ore concentrate, steel, rolled products, ferroalloys, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

***

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.

Attachments to the 1H 2012 Earnings Press Release

Attachment A

Non-GAAP financial measures. This press release includes financial information prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP, as well as other financial measures referred to as non-GAAP. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with US GAAP.

Adjusted EBITDA represents earnings before Depreciation, depletion and amortization, Foreign exchange gain/(loss), Gain/(loss) from remeasurement of contingent liabilities at fair value, Interest expense, Interest income, Net result on the disposal of non-current assets, Impairment of long-lived assets and goodwill, Provision for loan given to related parties, Amount attributable to noncontrolling interests and Income taxes. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of our net revenues. Our adjusted EBITDA may not be similar to EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, acquisitions and other investments and our ability to incur and service debt. While interest, depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our adjusted EBITDA calculation is commonly used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted net income / (loss) represents net income / (loss) before Impairment of long-lived assets and goodwill and Provision for the amounts due from related parties, including the effect on income tax and amounts attributable to noncontrolling interests. Our adjusted net income / (loss) may not be similar to adjusted net income / (loss) measures of other companies. Adjusted net income / (loss) is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted net income / (loss) provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations. While impairment of long-lived assets and goodwill and provision for the amounts due from related parties are considered operating costs under generally accepted accounting principles, these expenses represent the non-cash current period allocation of costs associated with assets acquired or constructed in prior periods. Our adjusted net income / (loss) calculation is used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted EBITDA can be reconciled to our consolidated statements of operations as follows:

Consolidated results

US$ thousand	1H 2012	1H 2011
Net (loss) / income	(605,004)	501,022

Add:

Depreciation, depletion and amortization	313,062	278,791

Forex loss / (gain)	120,801	(164,209)

Loss from remeasurement of contingent liabilities at fair value	929	856

Interest expense	325,121	290,966

Interest income	(36,569)	(7,029)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	674,047	(5,388)

Amount attributable to noncontrolling interests	(10,672)	46,551

Income taxes	67,133	237,614

Adjusted EBITDA	848,848	1,179,174

US$ thousand	2Q 2012	1Q 2012
Net (loss) / income	(823,023)	218,019

Add:

Depreciation, depletion and amortization	157,205	155,857

Forex loss / (gain)	291,716	(170,915)

Loss from remeasurement of contingent liabilities at fair value	469	460

Interest expense	164,060	161,061

Interest income	(17,798)	(18,772)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	674,567	(516)

Amount attributable to noncontrolling interests	(25,688)	15,016

Income taxes	(36,059)	103,192

Adjusted EBITDA	385,446	463,402

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	1H 2012	1H 2011
Net (loss) / income	(605,004)	501,021

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	693,806	—

Amount attributable to noncontrolling interests	(27,778)	—

Income taxes	(20,042)	—

Adjusted net income	40,982	501,021

US$ thousand	2Q 2012	1Q 2012
Net (loss) / income	(823,023)	218,019

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for amounts due from related parties	693,806	—

Amount attributable to noncontrolling interests	(27,778)	—

Income taxes	(20,042)	—

Adjusted net (loss) / income	(177,037)	218,019

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1H 2012	1H 2011
Revenue, net	6,035,955	6,406,944

Adjusted EBITDA	848,849	1,179,174

Adjusted EBITDA, margin	14.06%	18.40%

US$ thousand	2Q 2012	1Q 2012
Revenue, net	3,085,908	2,950,047

Adjusted EBITDA	385,446	463,402

Adjusted EBITDA, margin	12.49%	15.71%

Mining Segment

US$ thousand	1H 2012	1H 2011
Net income	211,480	616,620

Add:

Depreciation, depletion and amortization	166,495	162,190

Forex loss / (gain)	95,535	(190,186)

Loss from remeasurement of contingent liabilities at fair value	929	856

Interest expense	140,824	171,239

Interest income	(54,628)	(87,907)

Net result on the disposal of non-current assets	1,582	378

Amount attributable to noncontrolling interests	28,180	40,751

Income taxes	69,623	205,214

Adjusted EBITDA	660,021	919,155

US$ thousand	2Q 2012	1Q 2012
Net income	(30,024)	241,504

Add:

Depreciation, depletion and amortization	84,875	81,620

Forex loss / (gain)	197,945	(102,410)

Loss from remeasurement of contingent liabilities at fair value	469	460

Interest expense	72,291	68,533

Interest income	(31,053)	(23,575)

Net result on the disposal of non-current assets	1,166	419

Amount attributable to noncontrolling interests	10,264	17,916

Income taxes	(4,026)	73,649

Adjusted EBITDA	301,906	358,116

Adjusted Net income/loss can be reconciled as follows:

US$ thousand	1H 2012	1H 2011
Net income	211,480	616,620

Provision for amounts due from related parties	20,706	—

Adjusted net income	232,186	616,620

US$ thousand	2Q 2012	1Q 2012
Net (loss) / income	(30,024)	241,504

Provision for amounts due from related parties	20,706	—

Adjusted net (loss) / income	(9,318)	241,504

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1H 2012	1H 2011
Revenue (including intersegment sales)	2,246,605	2,469,388

Adjusted EBITDA	660,021	919,155

Adjusted EBITDA, margin	29.38%	37.22%

US$ thousand	2Q 2012	1Q 2012
Revenue (including intersegment sales)	1,088,265	1,158,340

Adjusted EBITDA	301,906	358,116

Adjusted EBITDA, margin	27.74%	30.92%

Steel Segment

US$ thousand	1H 2012	1H 2011
Net loss	(640,841)	(56,254)

Add:

Depreciation, depletion and amortization	84,895	61,494

Forex loss	25,073	36,878

Interest expense	182,027	160,067

Interest income	(5,884)	(9,042)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	518,980	(1,582)

Amount attributable to noncontrolling interests	(22,692)	(99)

Income taxes	(1,716)	23,753

Adjusted EBITDA	139,841	215,215

US$ thousand	2Q 2012	1Q 2012
Net loss	(625,277)	(15,564)

Add:

Depreciation, depletion and amortization	41,244	43,651

Forex loss / (gain)	116,228	(91,155)

Interest expense	95,163	86,864

Interest income	(2,861)	(3,023)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill and provision for the loan given to related parties	518,523	457

Amount attributable to noncontrolling interests	(19,295)	(3,398)

Income taxes	(32,474)	30,757

Adjusted EBITDA	91,251	48,589

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	1H 2012	1H 2011
Net loss	(640,841)	(56,254)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	518,506	—

Amount attributable to noncontrolling interests	(15,320)	—

Income taxes	(14,797)	—

Adjusted net loss	(152,452)	(56,254)

US$ thousand	2Q 2012	1Q 2012
Net loss	(625,277)	(15,564)

Impairment of long-lived assets and goodwill and provision for amounts due from related parties	518,506	—

Amount attributable to noncontrolling interests	(15,320)	—

Income taxes	(14,797)	—

Adjusted net loss	(136,888)	(15,564)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1H 2012	1H 2011
Revenue (including intersegment sales)	3,692,321	3,981,197

Adjusted EBITDA	139,841	215,215

Adjusted EBITDA, margin	3.79%	5.41%

US$ thousand	2Q 2012	1Q 2012
Revenue (including intersegment sales)	1,964,199	1,728,122

Adjusted EBITDA	91,251	48,589

Adjusted EBITDA, margin	4.65%	2.81%

Ferroalloys Segment

US$ thousand	1H 2012	1H 2011
Net loss	(163,094)	(22,746)

Add:

Depreciation, depletion and amortization	53,918	44,115

Forex loss / (gain)	206	(11,145)

Interest expense	15,453	40,388

Interest income	(308)	(891)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill	101,049	475

Amount attributable to noncontrolling interests	(18,128)	2,419

Income taxes	(3,974)	1,708

Adjusted EBITDA	(14,878)	54,323

US$ thousand	2Q 2012	1Q 2012
Net loss	(107,054)	(56,040)

Add:

Depreciation, depletion and amortization	27,439	26,480

Forex (gain) / loss	(22,457)	22,663

Interest expense	7,360	8,093

Interest income	(97)	(212)

Net result on the disposal of non-current assets, impairment of long-lived assets and goodwill	100,947	102

Amount attributable to noncontrolling interests	(16,698)	(1,430)

Income taxes	3,180	(7,154)

Adjusted EBITDA	(7,381)	(7,498)

Adjusted Net income / (loss) can be reconciled as follows:

US$ thousand	1H 2012	1H 2011
Net loss	(163,094)	(22,746)

Impairment of long-lived assets and goodwill	100,702	—

Amount attributable to noncontrolling interests	(12,458)	—

Income taxes	(5,243)	—

Adjusted net loss	(80,097)	(22,746)

US$ thousand	2Q 2012	1Q 2012
Net loss	(107,054)	(56,040)

Impairment of long-lived assets and goodwill	100,702	—

Amount attributable to noncontrolling interests	(12,458)	—

Income taxes	(5,246)	—

Adjusted net loss	(24,057)	(56,040)

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1H 2012	1H 2011
Revenue (including intersegment sales)	307,062	379,018

Adjusted EBITDA	(14,878)	54,323

Adjusted EBITDA, margin	-4.85%	14.33%

US$ thousand	1Q 2012	1Q 2012
Revenue (including intersegment sales)	154,517	152,544

Adjusted EBITDA	(7,381)	(7,498)

Adjusted EBITDA, margin	-4.78%	-4.92%

Power Segment

US$ thousand	1H 2012	1H 2011
Net (loss) / income	(48,619)	13,473

Add:

Depreciation, depletion and amortization	7,754	10,992

Forex (gain) / loss	(13)	244

Interest expense	11,083	10,293

Interest income	(15)	(210)

Net result on the disposal of non-current assets, impairment of goodwill	52,436	(4,660)

Amount attributable to noncontrolling interests	1,968	3,481

Income taxes	3,200	6,939

Adjusted EBITDA	27,794	40,552

US$ thousand	2Q 2012	1Q 2012
Net (loss) / income	(60,054)	11,435

Add:

Depreciation, depletion and amortization	3,646	4,107

Forex loss / (gain)	1	(13)

Interest expense	5,460	5,624

Interest income	0	(15)

Net result on the disposal of non-current assets, impairment of goodwill	53,932	(1,495)

Amount attributable to noncontrolling interests	40	1,928

Income taxes	(2,739)	5,939

Adjusted EBITDA	287	27,510

Adjusted Net income/loss can be reconciled as follows:

US$ thousand	1H 2012	1H 2011
Net (loss) / income	(48,619)	13,473

Impairment of goodwill	53,893	—

Adjusted net income	5,274	13,473

US$ thousand	2Q 2012	1Q 2012
Net (loss) / income	(60,054)	11,435

Impairment of goodwill	53,893	—

Adjusted net (loss) / income	(6,160)	11,435

Adjusted EBITDA margin can be reconciled as a percentage to our Revenues as follows:

US$ thousand	1H 2012	1H 2011
Revenue (including intersegment sales)	667,394	669,707

Adjusted EBITDA	27,794	40,552

Adjusted EBITDA, margin	4.16%	6.06%

US$ thousand	2Q 2012	1Q 2012
Revenue (including intersegment sales)	287,790	379,604

Adjusted EBITDA	287	27,510

Adjusted EBITDA, margin	0.10%	7.25%

Consolidated Balance Sheets
(in thousands of U.S. dollars)
June 30, 2012		December 31, 2011
(unaudited)

ASSETS
Cash and cash equivalents	$150,759	$643,379
Accounts receivable, net of allowance for doubtful accounts of $63,912 as of June 30, 2012 and $50,966 as of December 31, 2011	821,103	824,560
Due from related parties	1,372,690	1,315,288
Inventories	2,108,589	2,599,097
Deferred income taxes	52,901	36,056
Prepayments and other current assets	595,447	654,285
Total current assets	5,101,489	6,072,665

Long-term investments in related parties	8,089	8,150
Other long-term investments	13,362	13,997
Property, plant and equipment, net	6,972,286	7,076,303
Mineral licenses, net	4,622,565	4,733,676
Other non-current assets	200,134	222,442
Deferred income taxes	38,171	27,817
Goodwill	981,261	1,151,187
Total assets	$17,937,357	$19,306,237

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$2,740,938	$2,651,357
Accounts payable and accrued expenses:
Trade payable to vendors of goods and services	921,565	976,187
Advances received	165,216	206,156
Accrued expenses and other current liabilities	307,163	281,762
Taxes and social charges payable	288,584	277,284
Unrecognized income tax benefits	2,265	2,190
Due to related parties	141,802	179,672
Asset retirement obligation, current portion	5,181	3,703
Deferred income taxes	33,924	41,822
Pension obligations, current portion	21,789	22,172
Dividends payable	181,597	4
Finance lease liabilities, current portion	107,943	96,907
Total current liabilities	$4,917,967	$4,739,216

Long-term debt, net of current portion	6,110,372	6,745,524
Asset retirement obligations, net of current portion	38,647	40,214
Pension obligations, net of current portion	144,798	144,182
Deferred income taxes	1,455,324	1,514,014
Finance lease liabilities, net of current portion	342,306	375,249
Other long-term liabilities	392,836	382,512
EQUITY
Common shares (10 Russian rubles par value; 497,969,086 shares authorized, 416,270,745 shares issued and outstanding as of June 30, 2012 and December 31, 2011)	133,507	133,507
Preferred shares (10 Russian rubles par value; 138,756,915 shares authorized, 83,254,149 shares issued and outstanding as of June 30, 2012 and December 31, 2011)	25,314	25,314
Additional paid-in capital	846,277	845,994
Accumulated other comprehensive loss	(375,847)	(356,580)
Retained earnings	3,559,841	4,345,754
Equity attributable to shareholders of Mechel OAO	4,189,092	4,993,989
Noncontrolling interests	346,015	371,337

Total equity	4,535,107	5,365,326

Total liabilities and equity	$17,937,357	$19,306,237

Consolidated Statements of Operations and Comprehensive
Income (Loss)
(in thousands of U.S. dollars)	Six months ended June 30,
	2012			2011
	(unaudited)			(unaudited)
Revenue, net (including related party amounts of $335,765 and $539,780 during six months 2012 and 2011, respectively)	$6,035,955	$		6,406,944
Cost of goods sold (including related party amounts of $475,111 and $994,110 during six months 2012 and 2011, respectively)	(4,171,524)			(4,221,564)

Gross profit	1,864,431			2,185,380
Selling, distribution and operating expenses:

Selling and distribution expenses	(944,333)			(874,161)
Taxes other than income tax	(54,741)			(63,798)
Accretion expense	(2,580)			(3,445)
Loss on write-off of property, plant and equipment	(2,054)			(2,814)
Impairment of goodwill and long-lived assets	(470,967)			—
Provision for amounts due from related parties	(222,839)			—
Provision for doubtful accounts	(16,714)			(4,565)
General, administrative and other operating expenses, net	(306,783)			(311,912)

Total selling, distribution and operating expenses	(2,021,011)			(1,260,695)

Operating (loss) income	(156,580)		0	924,685
Other income and (expense):

Income from equity investments	467			129
Interest income	36,569			7,029
Interest expense	(325,121)			(290,966)
Foreign exchange (loss) gain	(120,801)			164,209
Other income(expenses), net	16,923			(19,899)

Total other income and (expense), net	(391,963)		0	(139,498)

(Loss) income before income tax	(548,543)		0	785,187
Income tax expense	(67,133)			(237,614)

Net (loss) income	(615,676)		0	547,573
Less: Net loss (income) attributable to noncontrolling interests	10,672			(46,551)

Net (loss) income attributable to shareholders of Mechel OAO	$(605,004)	$		501,022
Less: Dividends on preferred shares	(79,056)			(78,281)
Net (loss) income attributable to common shareholders of Mechel OAO	(684,060)			422,741

Net (loss) income	(615,676)			547,573
Currency translation adjustment	(23,668)			212,332
Change in pension benefit obligation	(1,775)			2,314
Adjustment of available-for-sale securities	(132)			(315)

Comprehensive (loss) income	$(641,251)	$		761,904

Comprehensive loss (income) attributable to noncontrolling interests	16,980			(77,320)
Comprehensive (loss) income attributable to shareholders of Mechel OAO	(624,271)			684,584

Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)	Six months ended June 30,
	2012	2011
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net (loss) income attributable to shareholders of Mechel OAO	(605,004)	501,022
Net (loss) income attributable to noncontrolling interests	(10,672)	46,551

Net (loss) income	$(615,676)	$547,573
Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Depreciation	226,997	186,582
Depletion and amortization	86,065	92,209
Foreign exchange loss (gain)	120,801	(164,209)
Deferred income taxes	(82,128)	21,225
Provision for doubtful accounts	16,714	4,565
Change in inventory reserves	16,565	(2,854)
Accretion expense	2,580	3,445
Revision in asset retirement obligations	(1,848)	(2,751)
Loss on write-off of property, plant and equipment	2,054	2,814
Impairment of goodwill and long-lived assets	470,967	—
Provision for amounts due from related parties	222,839	—
Income from equity investments	(467)	(129)
Non-cash interest on pension liabilities	6,060	6,871
Loss (gain) on sale of property, plant and equipment	2,109	(6,200)
Gain on accounts payable with expired legal term	(615)	(2,081)
Amortization of loan origination fee	21,575	30,143
Loss resulting from accretion and remeasurement of contingent liability	929	856
Pension service cost, amortisation of prior service cost and actuarial (gain) loss, other expenses	2,009	3,545
Changes in working capital items, net of effects from acquisition of new subsidiaries:

Accounts receivable	(25,518)	(329,930)
Inventories	450,100	(456,605)
Trade payable to vendors of goods and services	(3,508)	88,714
Advances received	(39,404)	(72,300)
Accrued taxes and other liabilities	47,977	62,730
Settlements with related parties	(323,734)	27,195
Other current assets	45,712	(72,501)
Unrecognized income tax loss (benefits)	75	(2,426)
Net cash provided by (used in) operating activities	649,230	(33,519)

Cash Flows from Investing Activities
Acquisition of DEMP, less cash acquired	(16,405)	-
Short-term loans issued and other investments	(1,032)	(252,068)
Proceeds from short-term loans issued	1,572	211,807
Proceeds from disposals of property, plant and equipment	14,625	11,974
Prepayment for the participation in auction	—	(10,480)
Purchases of mineral licenses	(1,061)	(11,307)
Purchases of property, plant and equipment	(576,669)	(758,195)
Net cash used in investing activities	(578,970)	(808,269)

Cash Flows from Financing Activities
Proceeds from borrowings	2,130,900	3,016,782
Repayment of borrowings	(2,612,598)	(2,163,770)
Acquisition of noncontrolling interest in subsidiaries	(33)	(96)
Repayment of obligations under finance lease	(59,801)	(40,246)
Sale leaseback proceeds	—	13,692
Net cash (used in) provided by financing activities	(541,532)	826,362

Effect of exchange rate changes on cash and cash equivalents	(21,348)	30,806
Net (decrease) increase in cash and cash equivalents	(492,620)	15,380

Cash and cash equivalents at beginning of period	643,379	340,800
Cash and cash equivalents at end of period	$150,759	$356,180